FEDERATED CAPITAL INCOME FUND, INC.

                          Federated Investors Funds
                             5800 Corporate Drive
                     Pittsburgh, Pennsylvania 15237-7000

                                April 17, 2007



EDGAR Operations Branch
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, DC  20549


      RE:   FEDERATED CAPITAL INCOME FUND, INC. ("Registrant")
            1940 Act File No. 811-5114

Dear Sir or Madam:

      We hereby submit an application on Form N-8F for an Order declaring that the Registrant has ceased to be an investment company.

      The Registrant has distributed all of its assets to its shareholders and has completed winding up its affairs.

      If you have any questions on the enclosed material, please contact me at (412) 288-6659.

                                                Very truly yours,



                                                /s/ Joseph W. Kulbacki
                                                Joseph W. Kulbacki
                                                Paralegal

Enclosures